Exhibit 99.1

VIA OVERNIGHT COURIER AND EMAIL

March 13, 2026

Northstrive Fund II LP

120 Newport Center Drive

Newport Beach, CA 92660

Attn: Braeden Lichti, Manager

Re: Letter communication of March 11, 2026

Dear Mr. Lichti,

Thank you for your letter and investment in Bluejay Diagnostics. We appreciate you sharing your perspective regarding, among other things, the potential opportunity for Bluejay to pursue an acquisition of a Phase-1-ready therapeutic program targeting refractory chronic cough to expand its clinical pipeline.

As you know, Bluejay is currently focused on advancing the Symphony™ platform and its critical care biomarker menu, including completion of our SYMON™ II clinical study, continued manufacturing scale-up activities, and preparation for FDA regulatory submission. These initiatives represent important milestones in establishing Bluejay as a differentiated platform company in the near-patient critical care diagnostics space, and we believe that focusing our tight-knit team on these critical and time-sensitive execution tasks, while being judicious in our preservation and stewardship of existing cash resources, provides the most viable pathway to unlock long-term shareholder value.

We appreciate you bringing this potential acquisition opportunity to our attention so that the Board and management may evaluate it as part of our near-term strategic decision-making process. The Board and management team, in consultation with clinical, regulatory and other industry-focused advisors, will carefully review and consider the information that you have provided to assess whether this opportunity could provide a complementary and synergistic product candidate to our existing Symphony™ platform, as well as how the potential risks and opportunities associated with such a strategy are likely to affect the value of the Company’s currently outstanding shares of common stock. You can be assured that the Board and management are well-advised in these matters and will always act in the best interests of stockholders and in accordance with our fiduciary duties under Delaware law.

While we will evaluate the opportunity based on the limited information you have shared (which, for example, does not identify the potential counterparty), to the extent that you possess additional diligence analysis regarding the potential opportunity that you would like us to consider, please forward that information directly to us and we will consider it as part of our evaluation and analysis. Further, if the potential counterparty would like to directly provide diligence information to us (including pursuant to a customary non-disclosure agreement, if appropriate), please have the applicable principal(s) at the potential counterparty contact us directly.

Sincerely,

/s/ Neil Dey

Neil Dey
President and Chief Executive Officer

Bluejay Diagnostics, Inc.

360 Massachusetts Avenue, Suite 203, Acton, MA 01720, USA

Tel: (978) 631-4884 | FAX (978) 263-1801

www.bluejaydx.com